Exhibit 10.12
Amended and Restated Change in Control Agreement as of December 31, 2007

Mr. XXXXXXXXXXXXXX:

Burlington Northern Santa Fe Corporation (the “Corporation”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2) may exist, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

In order to induce you to remain in the employ of the Corporation or any entity with which the Corporation is considered to be a single employer under Section 414 (b) or Section 414(c) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (all such entities, collectively, “Affiliates”), the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a Change in Control, and that you shall be eligible for the parachute tax gross-up and certain other benefits described in this Agreement.

1. TERM.  The “Agreement Term” shall begin on December 31, 2007 (the “Effective Date” of this Agreement), and shall end on December 31, 2008, subject to the following:

(i) As of January 1, 2009, and each January 1 thereafter, the Agreement Term shall automatically be extended to the next following December 31; provided, however, that no such extension shall take place if, on or before the September 30 next preceding the date on which the extension would otherwise take place, the Corporation has given notice that it does not wish to extend the Agreement Term; and further provided that no such extension shall take place if the effect of the extension would be to extend the Agreement Term beyond the December 31 coincident with or next following the two-year anniversary of the date on which you cease to be in a position that is at or above salary band 36 (unless, as of such December 31, you are again in a position that is at or above salary band 36); and further provided that subject to paragraph 1(ii) below no such extension shall take place if a Change in Control has occurred prior to the date on which the extension would otherwise take place.  For the avoidance of doubt, it is recited here that if a Change in Control described in paragraph 2(i) or 2(iii) occurs, and your Date of Termination occurs after the 24-month anniversary of the date of the Change in Control but before consummation of the transaction approved by the shareholders and before the Agreement Term expires by reason of paragraph (iii) below (relating to a Board determination that consummation will not occur), the Agreement Term shall be extended to your Date of Termination.

(ii) Subject to paragraph 1(iii) next below, if a Change in Control occurs during the Agreement Term (as it may be extended from time to time), the Agreement Term shall be extended for a period of twenty-four (24) months beyond the last day of the calendar month in which the Change in Control occurs, but in no event less than twelve (12) months beyond the date of the consummation of the Change in Control.

(iii) If a Change in Control described in paragraph 2(iii) or 2(iv) occurs during the Agreement Term (as it may be extended from time to time), but the Board thereafter determines that it will not consummate the transaction or regulatory approval for the transaction is not obtained, then the Board may reduce the 24-month extension period set forth in paragraph 1(ii) next above; provided that the Agreement Term may not end earlier than six (6) months after such notice of reduction is provided by the Board or, if earlier, the date such Agreement Term would end in the absence of action under this paragraph 1(iii).

(iv) In no event, however, shall the Agreement Term extend beyond the end of the calendar month in which your 65th birthday occurs if you are subject to mandatory retirement at such age or to the extent permitted by law.

2. CHANGE IN CONTROL.  A “Change in Control” shall be deemed to have occurred if:

(i) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities.

(ii) During any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in paragraphs (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

(iii) The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other company other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Corporation’s then outstanding securities.

(iv) The stockholders of the Corporation adopt a plan of complete liquidation of the Corporation or approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.  For purposes of this paragraph 2(iv), the term “the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Corporation or of any direct or indirect subsidiary of the Corporation (including the stock of any direct or indirect subsidiary of the Corporation) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by another objective method in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Corporation (as hereinafter defined).  For purposes of the preceding sentence, the “fair market value of the Corporation” shall be the aggregate market value of the outstanding shares of common stock of the Corporation (on a fully diluted basis) plus the aggregate market value of the Corporation’s other outstanding equity securities (excluding employee stock options).  The aggregate market value of the shares of common stock of the Corporation (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) shall be determined by the average closing price of the shares of common stock of the Corporation for the ten trading days immediately preceding the Transaction Date.  The aggregate market value of any other equity securities of the Corporation shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of the Corporation.

A Change in Control that occurs prior to the beginning of the Agreement Term shall be disregarded for purposes of this Agreement.

3. BASIS OF EMPLOYMENT TERMINATION.  If (x) your Date of Termination (or the date of delivery of the applicable Notice of Termination) occurs during the Agreement Term and is coincident with or follows the occurrence of a Change in Control or (y) if you have a disability during the Agreement Term after the occurrence of a Change in Control, then you shall be eligible for payments and benefits in accordance with, and to the extent provided by, Section 4, with such eligibility determined on the basis for your termination of employment.  For purposes of this Agreement, the basis for your termination of employment shall be determined in accordance with this Section 3.

(i) Disability.  If, as a result of your incapacity due to physical or mental illness or injury, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given by the Corporation, you shall not have returned to the full-time performance of your duties, your employment may be terminated by the Corporation for unavailability due to “Disability.”  Notwithstanding any other provision of this Agreement, a termination of employment under this paragraph 3(i) shall not cause you to be considered a terminated employee within the meaning of the Corporation’s long term disability plan and your rights thereunder shall not be affected by this Agreement.

(ii) Cause.  Your Date of Termination shall be deemed to have occurred for “Cause,” if your Date of Termination occurs because of circumstances described in paragraph 3(ii)(a) or paragraph 3(ii)(b) next below, as determined in accordance with the procedures set forth in paragraphs 3(ii)(A), (B) and (C) next below:

(a) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or injury, or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason); or

(b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

For purposes of this paragraph 3(ii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without a reasonable belief that your action or omission was in the best interest of the Corporation.  Your Date of Termination shall not be deemed to have occurred for “Cause” unless the procedures described in paragraphs 3(ii)(A), (B) and (C), next below, have been satisfied:

(A) A written notice of alleged Cause is delivered to you by the Board or a member of the Board.  In the case of “Cause” described in paragraph 3(ii)(a) (relating to a failure to perform your duties), the written notice shall consist of specific identification of the manner in which the Board or such Board member believes that you have not substantially performed your duties, and shall include a demand for such performance.  In the case of “Cause” described in paragraph 3(ii)(b) (relating to conduct injurious to the Corporation), the written notice shall consist of specific identification of the manner in which the Board or such Board member believes that you have engaged in conduct which is demonstrably and materially injurious to the Corporation.

(B) You have received an opportunity to be heard by the Board or a member of the Board, which will consist of delivery to you of reasonable advance written notice of a Board meeting (to be delivered at or after the time you receive the notice of alleged Cause, described in paragraph 3(ii)(A) next above), at which you, together with your counsel, may be heard by the Board, concerning the contents of the notice of alleged Cause and, in the case of “Cause” described in paragraph 3(ii)(a), the manner in which you intend to achieve substantial performance.

(C) You have received a copy of your Notice of Termination, which will include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board, which occurs after your opportunity to be heard by the Board (at that meeting or a subsequent meeting), and which finds that in the good faith opinion of the Board you were guilty of conduct set forth in the notice of alleged Cause and which specifies the particulars thereof in detail.  The Date of Termination set forth in the Notice of Termination shall be not earlier than thirty (30) days after the notice of alleged Cause has been delivered to you in accordance with paragraph 3(ii)(A).

(iii) Good Reason.  Subject to the procedures set forth in paragraphs 3(iii)(A), (B) and (C) next below, you shall be entitled to terminate your employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence, after a Change in Control, of any of the circumstances described in paragraphs 3(iii)(a) through (h) next below.  However, “Good Reason” shall not exist if such circumstances are fully corrected (or in the case of a relocation described in paragraph 3(iii)(c) next below, if the request to relocate your base of operations is withdrawn) prior to the Date of Termination specified in the Notice of Termination given in respect thereof.

(a) The assignment to you of any duties with a level of responsibility materially inconsistent with the position in the Corporation that you held immediately prior to the Change in Control, or a significant adverse alteration in the status of your responsibilities from those in effect immediately prior to such Change in Control.

(b) A material reduction by the Corporation in your annual base salary as in effect on the Effective Date, and adjusted to reflect such increases as may be made after the Effective Date and prior to the occurrence of a Change in Control, and also adjusted to reflect such decreases as may be made after the Effective Date, but taking decreases into account only to the extent that they are part of across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any person in control of the Corporation.

(c) The relocation of your base of operations for the Corporation or any of its Affiliates to a place that is fifty (50) miles farther from your residence immediately prior to the Change in Control than the distance from such residence to your former base of operations for the Corporation or such Affiliate.  The determination of whether the distance exceeds 50 miles shall be performed in a manner that is consistent with Internal Revenue Service rules applicable to the determination of deductibility of moving expenses.

(d) The failure by the Corporation to pay to you any material portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation when such compensation is due.

(e) The failure by the Corporation to continue in effect any compensation plan in which you participate immediately prior to the Change in Control that is material to your total compensation, including but not limited to a material reduction in the benefits (or, in the case of incentive- or performance-based compensation, opportunities) provided to you under the Corporation’s Retirement Plan, Supplemental Retirement Plan, Investment and Retirement Plan, Supplemental Investment and Retirement Plan, Incentive Compensation Plan, Stock Incentive Plan, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control.

(f) The failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation’s life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the provision by the Corporation to you of a number of paid vacation days that is materially less than the number of vacation days to which you were entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the Change in Control.

(g) The failure of the Corporation to obtain an agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7.

(h) Any purported termination of your employment that is not effected pursuant to a Notice of Termination in material compliance with the requirements of paragraph 3(vi) (and, if applicable, the requirements of paragraph 3(ii)), which purported termination shall not be effective for purposes of this Agreement.

You shall not be deemed to have terminated employment for Good Reason unless, within a reasonable time (not more than six (6) months) after the initial existence of the circumstances constituting Good Reason, you have delivered a written Notice of Termination, which:

(A) identifies the circumstances, and the provisions of this paragraph 3(iii), which form the basis for your termination for Good Reason;

(B) demands correction; and

(C) specifies a Date of Termination which is not less than fifteen (15) days nor more than sixty (60) days after the Notice of Termination has been provided to the Corporation;

provided that if the Corporation is reasonably unable to correct the circumstances described in your Notice of Termination within the time period prior to your scheduled Date of Termination, and responds to you in writing within seven (7) days of the receipt of your Notice of Termination notifying you of the time reasonably required to correct the circumstances (which may not be more than thirty (30) days after receipt of your Notice of Termination), your scheduled Date of Termination in your Notice of Termination will be deemed to be postponed until the end of such correction period, and Good Reason will not exist if the circumstances are fully corrected (or, if applicable, the request for relocation is withdrawn) within that correction period.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, and your failure to relocate after filing the Notice of Termination will not adversely affect the characterization of the Corporation’s relocation request as Good Reason under paragraph 3(iii)(c) above.

(iv) Discharge Absent Cause or Disability.  You shall be deemed to have been discharged by the Corporation absent Cause or Disability if your employment is terminated by the Corporation other than in accordance with paragraph 3(i) (relating to Disability) or paragraph 3(ii) (relating to Cause).  Your Date of Termination under this paragraph 3(iv) may not be earlier than sixty (60) days after the written Notice of Termination is delivered to you, except that the sixty (60) day notice requirement shall not apply to the extent the Date of Termination occurs prior to the date of a Change in Control.  If your employment is terminated in accordance with this paragraph 3(iv) and the Notice of Termination is delivered to you within sixty (60) days prior to the occurrence of a Change in Control, your Date of Termination shall be deemed to be, for purposes of Section 4(iii), the day after such Change in Control; provided that, for purposes of the timing of any payments or benefits owed to you under Section 4, the Date of Termination shall be the date specified in the Notice of Termination.

(v) Payment in Lieu of Notice.  The Corporation shall be deemed to have complied with the requirement of this Section 3 relating to advance Notice of Termination notwithstanding that the Corporation may have provided you with fewer days’ notice than otherwise required pursuant to this Section 3, and in the event of a termination of employment by you for Good Reason, the Corporation may waive your obligation to provide the number of days of notice otherwise required pursuant to this Section 3 (and thereby cause your Date of Termination to occur earlier than the Date of Termination specified in your Notice of Termination for Good Reason) (the days of notice otherwise required to be given by the Corporation or you, as applicable, the “Required Notice Days” and the number of Required Notice Days less the number of days of notice actually provided by the Corporation or you, as applicable, the “Waived Notice Days”); provided that the Corporation shall pay you a cash amount equal to the base salary that you would have earned during the Waived Notice Days had the Corporation provided you with, or you provided the Corporation with, as applicable, the number of Required Notice Days.  Such payment shall be made in a lump sum no later than the fifth day following your Date of Termination.

(vi) Notice of Termination.  “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and shall specify a Date of Termination in accordance with this Section 3.

(vii)  Date of Termination. “Date of Termination” shall mean your ceasing to be employed by the Corporation and the Affiliates; provided that the employment relationship will be deemed to have ended at the time you and your employer reasonably anticipate that the level of bona fide services you would perform for the Corporation and the Affiliates after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Corporation and the Affiliates if you have performed services for the Corporation and the Affiliates for less than 36 months).  In the absence of an expectation that you will perform at the above-described level, the Date of Termination of employment will not be delayed solely by reason of your continuing to be on the Corporation’s and the Affiliates’ payroll after such date.  The employment relationship will be treated as continuing intact while you are on a bona fide leave of absence (determined in accordance with Treas. Reg. §1.409A-1(h)).

4. COMPENSATION UPON TERMINATION OR DURING DISABILITY.  If (x) your Date of Termination (or the date of delivery of the applicable Notice of Termination) occurs during the Agreement Term and is coincident with or follows the occurrence of a Change in Control or (y) if you have a disability during the Agreement Term and after the occurrence of a Change in Control, then you shall be entitled to payments and benefits in accordance with, and to the extent provided by, this Section 4.

(i) Discharge for Cause and Voluntary Resignation.  If your employment is terminated by the Corporation for Cause, or is terminated by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, with payment to be made no later than the fifth day following your Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Corporation or any Affiliate at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

(ii) Disability.  During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness or injury, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under any long term disability plan or other similar plan during such period, until your employment is terminated pursuant to paragraph 3(i).  Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such program; however, your receipt of benefits under the long term disability plan will not be affected by your termination under this Agreement.

(iii) Termination for Good Reason and Discharge Absent Cause or Disability.  If your employment is terminated by you for Good Reason, or by the Corporation absent
Cause or Disability (as described in paragraph 3(iv)), then you shall be entitled to the payments and benefits described below, subject to Section 14:

(a) Prior Salary and Deferrals.  The Corporation shall pay to you (1) your full base salary through your Date of Termination at the rate in effect at the time the Notice of Termination is given, with payment to be made no later than the fifth day following your Date of Termination; (2) a lump sum cash payment equal to your Bonus Rate (defined below) for the year in which your Date of Termination occurs, subject to a pro rata reduction for the portion of the year after your Date of Termination, with payment to be made at the time specified in paragraph 4(iv)(a); and (3) all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due under the terms of such plans.

(b) Additional Salary and Severance.  In lieu of any further salary or bonus payments to you for periods subsequent to your Date of Termination, and except as provided in paragraph 4(iv)(b), the Corporation will pay to you, at the time specified in paragraph 4(iv)(a), a lump sum salary and bonus distribution, in an amount equal to the sum of: (I)  a severance payment of  (1) 2.0 times your Salary Rate plus (2) 2.0 times your Bonus Rate plus (II) a payment in return for the imposition of the requirements of paragraph 4(iv)(b) (relating to competition) equal to (1) 0.5 times your Salary Rate plus (2) 0.5 times your Bonus Rate.

For purposes of this paragraph 4(iii)(b):

(A) Your “Salary Rate” shall be equal to the greatest of:  (1) your annual salary as in effect as of the Date of Termination, inclusive of amounts that would have been included in annual salary if such amounts had not been deferred under the Burlington Northern Santa Fe Corporation Supplemental Investment and Retirement Plan or foregone under any other arrangement of the Corporation or its Affiliates providing for the elective deferral of salary, (2) your highest consecutive twelve (12) months’ salary over the twenty-four (24) month period preceding the Date of Termination, or (3) your annual salary as in effect immediately prior to the Change in Control.

(B) Your “Bonus Rate” shall be the amount which you would have received under the Corporation’s Incentive Compensation Plan (or other successor annual bonus plan) for the calendar year in which your Date of Termination occurs, if you had remained employed by the Corporation for that entire year, and the target level of performance established annually by the Corporation had been achieved for the year.  For the avoidance of doubt, it is recited here that achievement of target level of performance shall mean the achievement of a performance level whereby all of the performance objectives for the year are at planned and budgeted levels of performance (as provided in the bonus plan); and such level of performance shall be greater than threshold level of performance (which is the minimum level of performance that will result in payment of any bonus), and shall be less than the maximum level of performance, which is a level of performance above the performance level planned and budgeted for the year, which would result in maximum bonus.

(c) Outstanding Stock Awards.  The following provisions of this paragraph 4(iii)(c) shall apply to stock awards granted under the Corporation’s 1996 Stock Incentive Plan, 1999 Stock Incentive Plan, or any similar successor plan:

(A) Except as provided in paragraph 4(iii)(d) below, the restrictions shall lapse (to the extent that they have not previously lapsed) on any stock option award or stock appreciation right award outstanding on the Date of Termination, such stock options and stock appreciation rights shall become fully exercisable beginning as of the Date of Termination, and such exercisability shall continue until it would otherwise terminate in accordance with the terms of the applicable award agreement.

(B) Except as provided in paragraph 4(iii)(c)(C) below and paragraph 4(iii)(d) below, the restricted period (or other vesting or similar period) with respect to any restricted stock, restricted stock units and, except for stock options and stock appreciation rights, all other stock-based awards granted to you as of a date prior to the date of the Change in Control shall lapse on your Date of Termination, and such shares shall be distributed to you at the same time as the cash payments described in paragraph 4(iv) are paid.  However, any change in the time or form of distribution otherwise provided under this paragraph (B) shall be disregarded to the extent that such change would otherwise result in the application of penalties under Section 409A.

(C) The foregoing provisions of this paragraph 4(iii)(c) shall not apply to the vesting of Performance Stock Awards, and the vesting of Performance Stock Awards shall be governed by the applicable award agreements for such awards, without regard to the terms of this Agreement.  For purposes of this Agreement, the term “Performance Stock Awards” shall have the meaning set forth in Section 9 of the 1999 Stock Incentive Plan (and shall include any awards expressly designated as “Performance Stock Awards” under any successor to the 1999 Stock Incentive Plan), but shall not include performance-based Restricted Stock, performance-based Restricted Stock Units, or any other awards.

(d) Awards Granted after Change in Control.  For any stock option, stock appreciation right, restricted stock, restricted stock unit, or other stock-based award granted after a transaction that constitutes a Change in Control, such preceding transaction will not be treated as a Change in Control for purposes of paragraph 4(iii)(c) above.

(e) Legal Fees.  The Corporation shall pay to you all legal fees and expenses incurred by you at any time during your lifetime as a result of such termination including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that payment with respect to any legal action other than in connection with a tax dispute (which is addressed in Section 5) shall be made only if you are successful in the action.  With respect to any such fees or expenses paid with respect to any legal action other than a tax dispute, any such payment to you shall be made no later than the end of the calendar year next following the year in which such legal fees or expenses are incurred by you; the amount of fees and expenses reimbursed in any calendar year shall not affect the amount reimbursed in any other year; and such right to reimbursement may not be liquidated or exchanged for any other benefit.

(f) Group Health Coverage.  You and your eligible family members shall be entitled to group health coverage to the extent that such coverage is required to be provided in accordance with the provisions of Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act (sometimes referred to as “COBRA coverage”); provided that your eligibility for such coverage shall be determined as though such coverage was required for the greater of twenty-four (24) months after your Date of Termination or the period otherwise required under the applicable COBRA coverage provisions.  For the twenty-four (24) month period during which you are entitled to such medical benefit coverage under this paragraph 4(iii)(f), the premiums for such coverage shall be paid by the Corporation (either by direct payment of such premiums, or by reimbursing you for the premiums, at the election of the Corporation), and the period of such coverage provided under this paragraph 4(iii)(f) shall be counted toward the Corporation’s obligation to provide COBRA coverage.  (For the avoidance of doubt, it is recited that the value of all or a portion of such coverage may be included in your taxable gross income as reported by the Corporation.)  Except as specifically permitted by Section 409A of the Code and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), the amount of coverage provided pursuant to this paragraph 4(iii)(f) to you and your eligible family members during any calendar year will not affect the amount of such coverage to be provided to you and your eligible family members in any other calendar year, and any reimbursement for any premiums pursuant to this paragraph 4(iii)(f) shall be paid to you no later than the end of the calendar year next following the year in which you pay such premiums.

(g) Welfare Benefits.  For the twenty-four (24) month period after your Date of Termination, the Corporation shall arrange to provide you with life and disability insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination.  Benefits otherwise receivable by you pursuant to this paragraph 4(iii)(g) shall be reduced to the extent comparable benefits are actually received by you from another employer or otherwise during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation.  Except as specifically permitted by Section 409A, the amount of  coverage provided to you pursuant to this paragraph 4(iii)(g) during any calendar year will not affect the amount of such coverage to be provided to you in any other calendar year.

(h) Retiree Coverage.  You and your eligible family members shall be eligible for (I) retiree medical benefits under the Corporation’s applicable plan, and (II) retiree life insurance coverage under the Corporation’s applicable plan to the extent that if, on your Date of Termination, you had terminated employment with the Corporation and its Affiliates and you would have become eligible for severance benefits under the BNSF Railway Company Severance Plan (the “Severance Plan”) if you had not been covered by this Agreement, and by reason of the terms of the Severance Plan, you would otherwise have qualified for medical or life coverage or benefits, respectively, either upon your Date of Termination or at such later date as provided in the Severance Plan.  In determining whether you would have become eligible for severance benefits under the Severance Plan for purposes of the foregoing provisions of this paragraph 4(iv)(h), you will be treated as having been involuntarily terminated by the Corporation for reasons other than Cause under the Severance Plan, and thereby became an “Eligible Employee” under the Severance Plan, if your employment is terminated by you for Good Reason (as defined in this Agreement).  Notwithstanding the foregoing, nothing in this paragraph 4(iv)(h) shall be construed to require your being provided with the benefits described in clause (I) or clause (II) above to the extent that:

(A) you would not have been covered by the Severance Plan as of your Date of Termination, or

(B) you would not have been eligible for such benefits under the Severance Plan as of your Date of Termination,

with such eligibility for coverage or benefits under paragraph (A) or (B) above determined as though you were not covered by this Agreement, and regardless of whether such reduction or elimination of eligibility for coverage or benefits occurs by reason of amendment or termination of the Severance Plan or for any other reason.  For purposes of this paragraph (h), the term “Severance Plan” shall include any successor to the Severance Plan to the extent that it provides for post-termination health or life insurance benefits.  Except as specifically permitted by Section 409A, the amount of coverage provided pursuant to this paragraph 4(iii)(h) to you and your eligible family members during any calendar year will not affect the amount of such coverage to be provided to you and your eligible family members in any other calendar year.

(i) Outplacement and Financial Assistance.  The Corporation shall pay you a lump sum cash payment equal to $20,000 to be used for outplacement and financial assistance following your Date of Termination (provided that the financial assistance will not be available to you if, during the year in which your Date of Termination occurs, you are expected by the Corporation to be a named executive officer for that year for proxy reporting purposes), with payment to be made at the time specified in paragraph 4(iv)(A); provided that you must submit documentation of any such expenses to the Corporation.  If, as of the date that is 12 months following your Date of Termination, you have not provided the Corporation with documentation showing that you have spent $20,000 on outplacement and financial assistance, you shall repay to the Corporation in cash within five (5) business days after written demand made therefor by the Corporation an amount equal to $20,000 less the amount you have spent on outplacement and financial assistance within the 12-month period following your Date of Termination.

(iv) Form of and Restrictions on Payment.  The payments provided for in paragraph 4(iii)(a)(2), paragraph 4(iii)(b) and paragraph 4(iii)(i) (the “Severance Payments”) shall be paid in accordance with the following:

(a) The Severance Payments shall be made not later than the 60th day following your Date of Termination or, if earlier, the fifth day after the General Release and Covenant Not to Sue (as defined below) becomes irrevocable in accordance with its terms.

(b) If you are treated as terminating your employment for Good Reason, or if your employment is terminated by the Corporation without Cause, then, for the 12-month period immediately following your Date of Termination, you agree that:

(I) You will not, without the express written consent of the Chief Executive Officer of the Corporation, be in Competition.  For purposes of this paragraph 4(iv)(b)(I), you shall be considered to be in “Competition” during any period in which you are employed by, perform any material services for, or own any interest in (except for an interest of not more than 1% in any publicly traded business) any “Competitor.”  The term “Competitor” shall mean:

(A) any Class I railroad;

(B) any company or other enterprise that offers shipping services to the public (including, without limitation, trucking services, rail services, air-freight services, and water-going freight services);

(C) any shipper for or customer of the Corporation; and

(D) any Affiliate or agent of any entity described in paragraphs (A), (B) or (C) above, if the provision of services to or ownership of the interest in such Affiliate or agent could conflict with or impair the interests of the Corporation, in the reasonable judgment of its chief legal officer.

(II) You will not, without the express written consent of the Chief Executive Officer of the Corporation, solicit or attempt to solicit any party who is then or, during the 12-month period prior to such solicitation or attempt by you was (or was solicited to become), a customer or supplier of the Corporation or Affiliate; provided that the restriction in this paragraph 4(iv)(b)(II) shall not apply to any activity on behalf of a business that is not a Competitor.

(III) You will not, without the express written consent of the Chief Executive Officer of the Corporation, solicit, entice, persuade or induce any individual who is employed by the Corporation or any Affiliate of the Corporation (or was so employed within 90 days prior to your action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Corporation or its Affiliates, and you will not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

If, during the 12-month period after your Date of Termination, you violate any of the foregoing provisions of this paragraph (b), you shall not be paid any of the Severance Payments if you have not yet been paid them as of the date of such violation, and the Corporation may, in its discretion, require you to immediately (or at such other time determined by the Corporation) repay to the Corporation all (or, in the discretion of the Corporation, less than all) Severance Payments previously paid to you.  You agree that the Corporation, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the foregoing provisions of this paragraph 4(iv)(b).

(v) Mitigation and Set-Off.  Except as provided in paragraph 4(iii)(f), paragraph 4(iii)(g) and paragraph 4(iv)(b), you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits, or be offset against any amount claimed to be owed by you to the
Corporation, or otherwise.

(vi) Section 409A.  It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(a) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Corporation or any of its Affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Corporation Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under the Corporation Plans may not be reduced by, or offset against, any amount owing by you to the Corporation or any of its Affiliates.

(b) If, at your separation from service (as defined under Treas. Reg. §1.409A-1(h)), (I) you are a Specified Employee and (II) the Corporation makes a good faith determination that an amount payable under a Corporation Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Corporation (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.  “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Corporation or his or her delegate from time to time.

(c) Notwithstanding any provision of any Corporation Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Corporation reserves the right to make amendments to this Agreement and any Corporation Plan as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, except as specifically provided in Section 5, you are solely responsible and liable for the satisfaction of all taxes (together with interest and penalties thereon) that may be imposed on you or for your account in connection with any Corporation Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

(vii)  Vesting Of Stock Awards. Notwithstanding the foregoing provisions of this Section 4, the following provisions of this paragraph (vii) shall apply to awards described in this paragraph (vii) that were granted on or before September 21, 2006:

(a)  If the consummation of a Change in Control occurs before your Date of Termination, the restrictions shall lapse (to the extent that they have not previously lapsed) on any stock option award or stock appreciation right award outstanding on such consummation, such stock options and stock appreciation rights shall become fully exercisable upon such consummation, and such exercisability shall continue until it would otherwise terminate in accordance with the terms of the applicable award agreement.

(b)  If the consummation of a Change in Control occurs before your Date of Termination, the restricted period (or other vesting or similar period) with respect to any restricted stock, restricted stock units and, except for stock options and stock appreciation rights, all other stock based awards granted to you shall lapse on such consummation, and such shares shall be distributed to you at the same time as the cash payments described in paragraph 4(iv) are paid. However, any change in the time or form of distribution otherwise provided under this paragraph (b) shall be disregarded to the extent that such change would otherwise result in the application of penalties under Code Section 409A.

(c)  If your Date of Termination occurs prior to the consummation of a Change in Control, the vesting in the awards described in this paragraph (vii) shall be determined in accordance with paragraphs 4(i), (ii), (iii), and (iv), to the extent applicable, without regard to this paragraph (vii).

5. PARACHUTE TAX.

(i) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation, any affiliate (as that term is used in Treas. Reg. §1.280G-1, Q/A-46) or associated company or any trust established by the Corporation, any such affiliate or associated company for the benefit of its employees, to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of this Section 5, “Payments” will include any payments, benefits or distributions to other persons with respect to awards granted to you and transferred by you to such other person in accordance with the terms of the awards, to the extent that such awards result in taxable income being attributable to you.

Notwithstanding the foregoing provisions of this paragraph (5)(i), if it is determined that you are entitled to a Gross-Up Payment, but that the value of the Parachute Payments (as defined below) does not exceed 110% (105% if you are Recently Hired (as defined below) by the Corporation) of the Safe Harbor Amount (as defined below), then no Gross-Up Payment will be made to you and the Payments, in the aggregate, will be reduced to the Safe Harbor Amount.  The reduction of the Payments to the Safe Harbor Amount will be made in the following order:

(a)
First, by reducing the cash amounts of Parachute Payments (including welfare benefits described in paragraph 4(iii)(g)) that would not constitute deferred compensation (within the meaning of Section 409A) subject to Section 409A (with the Payments subject to such reduction to be determined by you), to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.

(b)
Next, if after the reduction to zero of the amounts described in paragraph (a) above, the remaining scheduled Parachute Payments are greater than the Safe Harbor Amount, then by reducing the cash amounts of Payments (excluding welfare benefits described in paragraph 4(iii)(g)) that constitute deferred compensation (within the meaning of Section 409A) subject to Section 409A, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.

(c)
Next, if after the reduction to zero of the amounts described in paragraphs (a) and (b) above, the remaining scheduled Parachute Payments are greater than the Safe Harbor Amount, then, by reducing any of the remaining scheduled Payments, in an order to be determined by the Corporation, to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.

The term “Parachute Payment” is the portion of the Payments that would be treated as parachute payments under Code Section 280G.  The “Safe Harbor Amount” is the maximum amount of Payments that could be made to you without giving rise to any Excise Tax.  You will be treated as “Recently Hired” by the Corporation if you were first employed by the Corporation or any of its Affiliates in a calendar year that is less than three years prior to the calendar year in which the change in control occurs for purposes of Code Section 280G.

(ii) Subject to the provisions of paragraph 5(iii), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, whether a reduction to the Safe Harbor amount is required and, if so, the amount of the reduction, and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Corporation (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Corporation.  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.  Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Corporation to you within five (5) days after the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing.  Any determination by the Accounting Firm shall be binding upon the Corporation and you.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Corporation exhausts its remedies pursuant to paragraph 5(iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to you or for your benefit.

(iii) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid.  You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(a)	give the Corporation any information requested by the Corporation relating to such claim;

(b)
take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

(c)	cooperate with the Corporation in good faith in order to effectively contest such claim; and

(d)	permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph 5(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may pay the tax claimed on your behalf and direct you to sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation pays the tax claimed on your behalf and directs you to sue for a refund, the Corporation shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment; and provided, further, that if you are required to extend the statute of limitations to enable the Corporation to contest such claim, you may limit this extension solely to such contested amount.  The Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the payment by the Corporation of any tax claim pursuant to paragraph 5(iii), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation’s complying with the requirements of paragraph 5(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the payment by the Corporation of any tax claim pursuant to paragraph 5(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount the Corporation paid in respect of such claim shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v) You shall be eligible for benefits under this Section 5, and shall be subject to the terms of this Section 5, regardless of whether the Change in Control occurs or the payments are made during the Agreement Term, regardless of whether you are employed by the Corporation on or after the occurrence of a Change in Control and, if your Date of Termination shall have occurred, regardless of the reason for such termination.

(vi) Any amounts that you become entitled to receive in respect of taxes, interest and penalties pursuant to this Section 5 shall be paid to you (or to the applicable taxing authority on your behalf) not later than the last day of the calendar year after the calendar year in which you remit the underlying taxes to the applicable taxing authority, and any amounts that you become entitled to receive in respect of costs and expenses incurred in connection with a contest pursuant to this Section 5 shall be paid not later than the later of (a) the last day of the calendar year after the calendar year in which you remit the underlying taxes to the applicable taxing authority and (b) the last day of the calendar year after the calendar year in which the applicable contest is concluded.  The foregoing provisions of this paragraph (vi) are intended to conform the payments under this paragraph 5 and reimbursements under this Agreement to the requirements of Section 409A, and shall not be construed to permit delay by the Corporation of payment of amounts due earlier in accordance with this Agreement.

6. RIGHTS OF EMPLOYMENT, CONTINUATION OF EQUITY AWARDS.  Except as otherwise expressly provided in this Agreement:

(i) Nothing in this Agreement shall be construed as limiting your right to resign prior to the beginning or after the end of the Agreement Term.

(ii) Nothing in this Agreement shall be construed as limiting the Corporation’s right to discharge you at any time prior to the beginning or after the end of the Agreement Term, or to renegotiate the terms of your employment for any period prior to the beginning or after the end of the Agreement Term.

(iii) Except as otherwise provided in paragraph 3(iv) (relating to discharge absent Cause or Disability), or as otherwise expressly provided in this Agreement, this Agreement shall be inapplicable to the determination of your rights to payments and benefits, if your Date of Termination occurs prior to the occurrence of a Change in Control, or if your Date of Termination occurs after the end of the Agreement Term and you are not subject to a disability after a Change in Control.

(iv) This paragraph 6(iv) will apply to any stock awards granted to you under the Corporation’s 1996 Stock Incentive Plan, 1999 Stock Incentive Plan, or any similar successor Plan that you hold immediately before a Change in Control (“Equity Awards”).

(a) The Board (as constituted immediately prior to the Change in Control) shall determine, not later than immediately before the Change in Control date, whether immediately after the Change in Control, the Equity Awards in each Award Category (as defined below) will be Comparable (as defined below) to the Equity Awards in that Award Category that you held immediately before the Change in Control.  The three “Award Categories” are:  (1) Appreciation Awards, which includes stock options, stock appreciation rights, and other similar awards based on appreciation in the price of the Corporation’s stock after the grant date; (2) Non-Performance Based Full Value Awards, which includes restricted stock, restricted stock units, and other awards the value of which is based on the full value of the Corporation’s stock (rather than being based on appreciation), and no portion of the value of which is based on performance measures other than stock value; and (3) Performance Based Full Value Awards, which includes restricted stock, restricted stock units and other awards (but not Performance Stock), the value of which is based in part on the full value of the Corporation’s stock, where vesting or other aspects of the value of the awards is based on performance measures other than the value of the Corporation’s stock.  The following shall apply to that determination:

(I) The category of Appreciation Awards will not be treated as Comparable if, for any of the awards in that category, the intrinsic value of such award (that is, the excess of the fair market value of the shares covered by such award over the exercise price) immediately after the Change in Control is less than the intrinsic value of such award immediately before the Change in Control.

(II) The category of Performance Based Full Value Awards and the category of Non-Performance Based Full Value Awards, respectively, will not be treated as Comparable for any of the awards in that category unless the fair market value of the stock covered by the award immediately after the Change in Control is at least equal to the fair market value of the stock subject to the award prior to the Change in Control.

(III) In determining whether awards are Comparable, the Board shall take into account such factors as it determines to be relevant, including the credit quality of the acquiring or remaining entity, the business fundamentals of the entity whose shares are covered by the awards, and whether the shares subject to the awards will be readily tradable or saleable to the Corporation or its successor at fair market value after the Change in Control.

(IV) In determining whether awards are Comparable, the Board shall disregard reductions in value that are not material.

(b) If the Board determines in accordance with paragraph 6(iv)(a) that awards in any Award Category will not be Comparable after the Change in Control, the following will apply:

(I) If Appreciation Awards are determined not to be Comparable after a Change in Control, the restrictions on exercise (or any similar limitations) shall lapse (to the extent that they have not previously lapsed) for all awards in that category outstanding immediately prior to the Change in Control, all awards in that category shall become fully exercisable beginning immediately prior to the Change in Control, and to the extent such awards would otherwise remain outstanding, such exercisability shall continue until they would otherwise terminate in accordance with the terms of the applicable award agreement.

(II) If Non-Performance Based Full Value Awards, or Performance Based Full Value Awards, respectively, are determined not to be Comparable after a Change in Control, the restricted period (or other vesting or similar period) for all awards in the applicable category or categories shall lapse immediately before the Change in Control, and shares covered by the awards in the applicable category or categories shall be distributed to you immediately before the Change in Control.  However, any change in the time or form of distribution otherwise provided under this paragraph 6(iv)(b)(II) shall be disregarded to the extent that such change would otherwise result in the application of penalties under Section 409A, and such shares shall instead be delivered at the earliest time that would not result in such penalties.

(III) If such determination applies to Performance Based Full Value Awards, the performance objectives for all awards in that category will be deemed to have been achieved at the target level of performance (without reduction to reflect that the Change in Control occurred prior to the end of the performance period).  However, the foregoing provisions of this paragraph 6(iv)(b)(III) shall not be applicable to Performance Stock, and the effect of a Change in Control with respect to such stock shall be determined in accordance with the provisions of the agreement governing the terms of such award.

(c) Nothing in this paragraph 6(iv) shall be construed to authorize the cancellation of Equity Awards without the grant of replacement awards in the absence of such authorization under the applicable Equity Award and/or stock plan or payment of cash or other property therefor.

7. SUCCESSORS; BINDING AGREEMENT.

(i) The Corporation will require (a) any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or (b) in the event of a transaction described in paragraph 2(iii) or (iv), the acquiring or surviving entity in such transaction, in each case, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets or acquiring or surviving entity as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, and “Board” shall mean the Board as hereinbefore defined or equivalent governing body of such successor or other entity, as applicable.

(ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

8. NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. MISCELLANEOUS.

(i) Subject to paragraph 4(vi), no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No amendment, modification, or termination of this Agreement shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Section 409A.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  Except as otherwise specifically provided in this Agreement, to the extent that the provision of payments or benefits to you results in your being liable for taxes, you shall not be entitled to any make-whole, gross-up, or other indemnification with respect to such taxes.  The obligations of the parties to this Agreement shall survive the expiration of the Agreement Term.  Capitalized terms used in this Agreement shall be defined as set forth in this Agreement.

(ii) If any amount owed to you hereunder is not paid on the applicable due date, then, upon the actual payment of such amount to you, you shall also receive interest thereon from the original due date until the date of actual payment at an annual rate of interest equal to the Prime Rate reported in The Wall Street Journal, Northeast Edition, on the last business day of the month preceding the Payment Date, compounded annually.

10. VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Ft. Worth, Texas, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13. AMENDMENT.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.  So long as you shall live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14. GENERAL RELEASE AND COVENANT NOT TO SUE.  You agree that as a condition of receiving the Severance Payments and other benefits under paragraph 4(iii) of this Agreement in connection with your termination of employment, you shall execute the attached General Release and Covenant Not to Sue within thirty (30) days following your Date of Termination.  You will be deemed to have executed a general release as described in the preceding sentence only if such release is properly executed by you and returned to the Corporation within such thirty (30) day period.  Notwithstanding any other provision herein, unless the executed General Release and Covenant Not to Sue has been received by the Corporation within such thirty (30) day period and a seven (7) day revocation period from the date of execution has expired without your revoking such release, (i) no Severance Payments shall be provided and all entitlements to Severance Payments shall expire and be forfeited, (ii) the Corporation shall be relieved of all obligations to make any further payments, or provide or make available any further benefits, to you pursuant to paragraphs 4(iii)(e), 4(iii)(f), 4(iii)(g) and 4(iii)(h), (iii) you shall be required to repay the Corporation, in cash within five (5) business days after written demand is made therefor by the Corporation, an amount equal to the value of any benefits received by your pursuant to paragraph 4(iii)(e), 4(iii)(f), 4(iii)(g) or 4(iii)(h) and (iv) you shall forfeit any stock awards that vested or became exercisable pursuant to paragraph 4(iii)(c)(A) or 4(iii)(B) and any other stock-based or other awards that otherwise vested (without regard to this Agreement) under the terms of the applicable plan or award agreements by reason of your termination of employment following a change in control, as defined in this Agreement or any applicable plan or award agreement, and you shall not receive any shares with respect thereto.

15. ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.  This Agreement constitutes an amendment, restatement, and continuation of your Change in Control Agreement.  The terms of this Agreement, as set forth herein, shall apply with respect to any Change in Control that occurs on or after December 31, 2007, and the terms of your Agreement in effect prior to this amendment and restatement shall be deemed to be completely replaced by the terms set forth herein.  For the avoidance of doubt, it is recited here that this Agreement shall not apply to any award (regardless of when granted) if the document(s) applicable to such award provide that the terms of the award will be determined based solely on the provisions of such award document(s), or determined without regard to the terms of any other change in control arrangement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

Burlington Northern
Santa Fe Corporation

Form 1

Attachment

GENERAL RELEASE AND COVENANT NOT TO SUE

For and in consideration of the terms of the Agreement between Burlington Northern Santa Fe Corporation and its Affiliates and _____________dated _____________, _____, (“Agreement”), the undersigned (i) does hereby agree to comply with the restrictions applicable to me under the change in control agreement dated ________ between Burlington Northern Santa Fe Corporation and me (as well as any other restrictions applicable to me) after my termination of employment, and (ii) does hereby fully waive, release, acquit, and forever discharge Burlington Northern Santa Fe Corporation and any and all of its Affiliates, divisions, subsidiaries, benefit plans, officers, directors, stockholders, agents, advisors, fiduciaries, administrators, and employees, or any of their successors or assigns, from any and all claims, demands or causes of action, including but not limited to any claims for merger protection benefits pursuant to the Interstate Commerce Commission decision in the Northern Lines, BNSF, or Frisco merger proceedings, claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq., the Federal Employers’ Liability Act, and any other federal, state or local law, order, regulation, common law, contract or collective bargaining agreement, which relates to my employment or cessation of employment by Burlington Northern Santa Fe Corporation and its Affiliates; provided however that the undersigned does not waive enforcement of rights to any benefits provided or extended pursuant to the terms of the Agreement or to assert any counterclaims in response to any litigation initiated by Burlington Northern Santa Fe Corporation against me.  The undersigned specifically waives all claims, whether past or present, known or unknown, and whether or not in litigation, which I, or acting on my behalf, my heirs, successors, executors, administrators or assigns, may have based on any action, omission or event occurring prior to this date.  Included in this Release are any and all claims for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event.

I acknowledge that (i) I have read the Agreement including this General Release and Covenant Not to Sue (“Release”); (ii) I am advised by the Corporation to consult, and have had the opportunity to consult, an attorney about the meaning and effect of this Agreement and Release; (iii) I have had sufficient time, and at least 45 days, to consider and fully understand the meaning and effect of signing this Agreement and Release; (iv) I have 7 days after signing to change my mind and revoke my acceptance by so notifying __________________________; (v) this Agreement and Release will not become effective and enforceable until that 7-day period has passed; (vi) I am not otherwise entitled to the benefits of the Agreement; (vii) I am not relying on any written or oral statement or promise other than as set out in the Agreement and Release; and (viii) this Agreement and Release shall be governed by and construed in accordance with the laws of the State of Texas.

This General Release and Covenant Not to Sue is executed knowingly and voluntarily, for adequate consideration, and is irrevocable and binding upon the undersigned.

ACCEPTED AND AGREED TO this _____ day of _______, 20___:

Person’s Name: _________________________ Signature:_______________________________